Exhibit 99.1

Dollar General Promotes Emily Taylor to Executive Vice President

and Chief Merchandising Officer

Major Retailer Also Announces Other Organizational Changes

 Dollar General names Emily Taylor as executive vice president and chief merchandising officer. (Photo: Business Wire)

GOODLETTSVILE, Tenn.--(BUSINESS WIRE)--September 25, 2020--Dollar General Corporation (NYSE: DG) announced Emily Taylor has been named executive vice president and chief merchandising officer effective today. Taylor, who formerly served as senior vice president of channel innovation, brings more than two decades of leadership excellence and expertise to the role. Dollar General also announced the departure of Jason Reiser from the Company effective September 24, 2020.

“We are confident that Emily’s strategic vision and longstanding leadership with Dollar General will help to drive our continued efforts to innovate, capture growth opportunities and serve our customers and communities,” said Jeff Owen, Dollar General’s Chief Operating Officer. “I would also like to thank Jason for his contributions to advancing Dollar General’s merchandising strategy and wish him the best in his future endeavors.”

Taylor, who joined Dollar General in 1998, has held roles of increasing responsibility in investor relations, financial planning and analysis, merchandise planning, pricing and merchandising operations. She now will be responsible for the strategy and execution of the Company's merchandising, marketing, global sourcing, merchandise operations and in-store experience efforts. Taylor earned a bachelor of arts degree from the University of North Carolina at Asheville and an MBA from the Owen Graduate School of Management at Vanderbilt University. Taylor has served as Dollar General’s senior vice president of channel innovation since 2019. She has been named as one of Mass Market Retailer’s Most Influential Women in Retail since 2016 and was also named among the magazine’s prestigious “People Who Make A Difference” list in 2018.

The Company also announced additional organizational changes today. Tracey Herrmann will now serve as senior vice president of channel innovation, having previously served as senior vice president of store operations. Kal Patel, formerly a vice president and division manager, will be promoted to senior vice president of store operations.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years through its mission of Serving Others. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,720 stores in 46 states as of July 31, 2020. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Media Contact:

Crystal Ghassemi

1-877-944-DGPR (3477)

dgpr@dollargeneral.com

Investor Contacts:

Donny Lau, (615)855-5591

Kevin Walker, (615)855-4954